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                                                                   EXHIBIT 10.23

                                LICENSE AGREEMENT

This agreement ("Agreement") is entered into by and between the University of Iowa Research Foundation ("UIRF") located at 214 Technology Innovation Center, Iowa City, IA 52242 and Introgen Therapeutics. Inc. ("Company") having a principal place of business at 301 Congress Avenue, Suite 1850, Austin, Texas 78701.

                                   WITNESSETH

WHEREAS, UIRF is owner by assignment from [*] of U.S. Patent
Nos. [*] and [*] issued [*] and [*] respectively, titled [*]
(no foreign filings have been undertaken by the UIRF);

WHEREAS, Company desires a non-exclusive license to the above United States patents for their use in [*];

WHEREAS, UIRF wishes to grant such a license in accordance with the terms of this Agreement.

NOW THEREFORE, the parties agree as follows:

                             ARTICLE I - DEFINITIONS

1.1 Licensed Patents shall mean U.S. Patent Nos. [*] and [*] titled by [*] issued [*] and [*] respectively, or any U.S. patents issuing thereon, including any continuations, continuations-in-part, divisions, reissues, reexaminations and extensions thereof and patents corresponding thereto.

1.2 Licensed Products shall mean and include any and all biological materials and products the making, using, selling or importing of which would, but for this Agreement, constitute an infringement of one or more Valid Claims of the Licensed Patents.

1.3 Valid Claim shall mean any claim in an issued and unexpired patent included within Licensed Patents which claim has not been disclaimed or held invalid or unenforceable by an unappealed or unappealable decision of a court.

1.4 Licensed Field shall mean the use and/or sale of the Licensed Products [*].

1.5 Licensed Territory shall mean all countries and territories worldwide.

1.6 Net Sales shall mean the gross amount received by Company and/or its Affiliates from the sales of Licensed Products within the Licensed Field in the Licensed Territory to third party customers less:

a) normal and customary rebates, cash and trade discounts actually allowed;

b) credits allowed for returned or damaged goods;

c) insurance, packaging, handling and transportation costs; and

d) sales, excise, value added, import and export taxes, and any tariffs and duties paid with respect to sales; and

e) provisions for uncollectible accounts determined in accordance with reasonable accounting procedures, consistent with Company's normal practices.

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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1.7 Effective Date shall mean the date of the last signature appearing at the end of this Agreement.

1.8 Yearly Accounting Period shall mean an annual period beginning on January 1 and ending on December 31 of the same year.

1.9 Earned Royalties shall mean royalties paid or payable by Company to UIRF as determined with respect to Net Sales.

1.10 Affiliate shall mean any corporation owning or controlling, directly or indirectly, at least forty-nine (49%) of the stock normally entitled to vote for election of directors of a party.

                             ARTICLE II - THE GRANT

2.1 UIRF hereby grants to Company, subject to the terms and conditions hereof, a non-exclusive license under Licensed Patents to make, have made, use, import, sell, offer to sell and have sold the Licensed Products within the Licensed Field to practice any method, process or procedure covered by Licensed Patents, and to otherwise exploit the Licensed Patents in the Licensed Territory.

                 ARTICLE III - PAYMENTS, REPORTS, RECORD-KEEPING

3.1 In consideration of the rights granted to Company pursuant to Article II of this Agreement, Company agrees to make the following payments to the UIRF:

    (a) A non-refundable payment [*] upon execution of this Agreement.

    (b) Earned Royalties in an amount equal to [*] of the Net Sales of Licensed Products to be paid on a calendar quarterly basis. Company agrees to submit to UIRF within sixty (60) days after December 31, March 31, June 30, and September 30, reports setting forth for the preceding three (3) month period, the Net Sales of Licensed Products and royalty due thereon and with each such royalty report to pay the amount of royalty due.

    (c) A payment of [*] for each of the first [*]
        Licensed Products to successfully complete [*] FDA trials. Such payment shall accrue for each Licensed Product upon approval by FDA for the product to proceed to [*] FDA trials and shall be payable within thirty (30) days of accrual.

    (d) A payment of [*] for each of the first four Licensed Products to successfully complete [*] FDA trials.
        Such payment for each Licensed Product shall accrue upon approval by FDA for the product to proceed to [*] FDA trials and shall be payable within thirty (30) days of accrual.

    (e) A payment of [*] for each of the first [*] Licensed Products to receive [*]. Such a payment for each Licensed Product shall accrue upon receipt of [*] for the product and shall be payable within thirty (30) days of accrual.

    (f) An annual payment [*], payable on each anniversary date of the License Agreement.

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
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3.2 In the event that Company becomes obligated at any time or from time to time during the term of this Agreement to pay royalties to any third party for the practice of any method or use of any composition of matter covered by any claim of the Licensed Patents, or for the sale of any Licensed Products, Company's royalty obligation to the UIRF shall be reduced by an amount equal to its royalty obligation to such third party; provided, however, that Company's royalty obligation shall not be reduced by more than [*] for any one calendar quarter.

3.3 Company's obligation to pay royalties hereunder shall be suspended during any period of time that Company is enjoined, or reasonably believes it may be enjoined, from exercising any of its rights hereunder with respect to the Licensed Patents or any Licensed Products. Upon resolution of any such matter, Company shall promptly pay to UIRF all amounts previously withheld with respect to such matter, less (i) any reduction which may be applicable pursuant to the paragraph above, and (ii) expenses incurred in the resolution thereof.

3.4 Company shall report not any less frequently than annually, on its efforts and progress made towards commercialization of any products involving Licensed Patents.

3.5 Company shall keep accurate and correct records of Licensed Products made, used or sold under this Agreement. Such records shall be retained for at least three (3) years following a given reporting period. UIRF is hereby granted by Company the right, upon reasonable written notice to Company, to retain an independent certified public accountant reasonably acceptable to Company and appropriately bound by confidentiality, to audit Company's records, at UIRF's expense, solely to verify sales of the Licensed Products. UIRF may designate an agent for purposes of this verification and this verification shall be upon reasonable notice to Company.

3.6 All payments due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States as reported in The Wall Street Journal on the last working day of each royalty period. Such payments shall be without deduction of exchange, collection or other charges.

3.7 Late payments shall be subject to an interest charge of [*] per month.

                        ARTICLE IV - TERM AND TERMINATION

4.1 Unless terminated earlier in accordance with this Agreement, the term of the license granted hereunder shall expire upon the expiration of the last to expire of the Licensed Patents.

4.2 In the event Company fails to make payments due hereunder, UIRF shall have the right to terminate this Agreement upon ninety (90) days written notice, unless Company makes such payments plus interest within the ninety (90) day notice period. However, if Company disputes such payment in good faith within such ninety (90) day period, UIRF shall retain the right to terminate this Agreement if the default is not resolved or cured within ninety (90) days of the notification of such disputed payment.

4.3 In the event that Company shall become insolvent, shall make an assignment for the benefit of its creditors, or shall have a petition in bankruptcy filed for or against it and such petition shall not have been discharged within ninety
(90) days, UIRF may, at its option, terminate this license upon thirty (30) days written notice.

      [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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4.4 Company shall have the right to terminate this Agreement at any time by written notice to UIRF to that effect.

4.5 Company shall have the right during a period of [*] following the effective date of such termination to sell or otherwise dispose of the Licensed Products existing at the time of such termination, and shall make a final report and payment of all royalties related thereto within sixty (60) days following the end of such period or the date of the final disposition of such inventory, whichever first occurs.

                             ARTICLE V - ASSIGNMENT

5.1 This Agreement may be assigned by Company as part of a transfer of all, or substantially all, of the business to which this Agreement relates. This Agreement shall be binding upon and inure to the benefit of successors in interest and assigns of Company. Company agrees to inform UIRF of such transfer promptly.

                    ARTICLE VI - REPRESENTATIONS: LIMITATIONS

6.1 Nothing in this Agreement shall be construed as:

(a) A warranty or representation by UIRF as to the validity or scope of any Licensed Patents; or

(b) A warranty or representation that anything made, used, sold or otherwise commercialized under the license granted in this Agreement is or will be free from infringement of patents owned by third parties; or

(c) Conferring a right to use in advertising, publicity or otherwise the name of the University of Iowa ("UI") or UIRF, unless UIRF has specifically approved the same in writing.

6.2 UIRF expressly disclaims any and all implied or express warranties and makes no express or implied warranties of merchantability or fitness for any particular purpose of the Licensed Patents, biological materials or processes or Licensed Products contemplated by this Agreement.

                              ARTICLE VII - GENERAL

7.1 Company shall not distribute or resell the Licensed Products to others except in accordance with this Agreement. Company agrees to comply with all applicable laws and regulations.

7.2 UIRF shall have the responsibility for the prosecution, filing and maintenance of all Licensed Patents, including the conduct of all interference, opposition, nullity and revocation proceedings, as well as responsibility for all fees and costs associated therewith.

7.3 A party shall inform the other of any suspected infringement of any Licensed Patents in the Licensed Field by a third party. UIRF shall have the right but not the obligation at its expense to initiate any proceeding relating to any infringement by a third party of any Licensed Patents in the Licensed Field.

7.4 UIRF shall have no obligation to defend any action for infringement brought against Company by a third party.


         [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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7.5 The relationship between UIRF and Company shall be that of independent contractors. UIRF and Company shall have no other relationship other than as independent contracting parties. UIRF shall have no power to bind or obligate Company in any manner, except as is expressly set forth in this Agreement.

7.6 Company shall indemnify and hold harmless UIRF and UI and their employees and officers and their respective successors, heirs and assigns, from any action, claim or liability, including, without limitation, liability for death, personal injury, or property damages arising directly or indirectly from Company's possession, distribution or other use of Licensed Products under this Agreement and/or from Company's publication or distribution of test reports, data and other information relating to Licensed Products, provided that Company shall not be responsible or liable for any action, claim or liability to the extent attributable to any negligent or wrongful act of UIRF. Any party seeking indemnification under this Section shall (i) promptly notify the Company in writing of the action, claim or liability with respect to which such party intends to claim indemnification, (ii) give Company sole control of the defense and/or settlement thereof ONLY in those instances where action is brought for solely Company's products, and (iii) provide Company, at Company's expense, with reasonable assistance and full information with respect to such action, claim or liability.

7.7 If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.8 Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, except in the event of written and signed waiver.

7.9 The captions herein are solely for convenience of reference and shall not affect the construction or interpretation of this Agreement.

                             ARTICLE VIII - MARKING

8.1 Company agrees to comply with marking provisions of Title 35, U.S. Code
Section 287, if required, or any future equivalent provisions of the United States relating to the marking of patented devices, or with marking complying with the law of the country where the Licensed Products are shipped, used or sold.

                      ARTICLE IX - NOTICES; APPLICABLE LAW

9.1 Any notice, report or payment provided for in this Agreement shall be deemed sufficiently given when sent by facsimile or regular, certified or registered mail addressed to the party for whom intended at the following addresses, or to such address as either party may hereafter designate in writing to the other:
For UIRF:
University of Iowa Research Foundation,
Attn : Ms. Usha R. Balakrishnan, Associate Director
214 Technology Innovation Center, Iowa City, IA 52242-5000
Phone: 319-335-4546 / Fax: 319-335-4489



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For Company:
Introgen Therapeutics, Inc., Attn: Dr. David Nance, President
301 Congress Avenue, Suite 1850, Austin, Texas 78701
Phone: 512-320-5010 / Fax: 512-320-4166


with a copy to:
E.J. Financial Enterprises. Inc., Attn: Dr. Mahendra G. Shah, Vice President,
   Corporate Development
225 East Deer Path, Suite 250
Lake Forest, IL 60045
Phone: 847-295-8665, Ext. 114 / Fax: 847-295-8680

9.2 This agreement shall be construed, interpreted, and applied in accordance with the laws of the State of Iowa.

                             ARTICLE X - INTEGRATION

10.1 This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, all prior understandings relating thereto being merged herein. This Agreement cannot be changed or terminated orally, but only in writing and if signed by both parties. This Agreement shall be binding on the heirs, successors, and assigns of the parties hereto.

AGREED to on the dates set forth below.

LICENSOR                                          LICENSEE
University of Iowa Research Foundation            Company

By /s/ W. BRUCE WHEATON                           By /s/ MAHENDRA G. SHAH
  -------------------------------------             ----------------------------
Date: 4/11/97                                     Date: 4/16/97
     ----------------------------------                -------------------------
Name:  W. Bruce Wheaton, Ph.D.                    Name: Mahendra G. Shah
                                                       -------------------------
Title:  Executive Director                        Title: V.P.
                                                        ------------------------





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